UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): March 17, 2014

QUICKSILVER RESOURCES INC.
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-14837 (Commission File Number)	75-2756163 (IRS Employer Identification No.)

801 Cherry Street
Suite 3700, Unit 19
Fort Worth, Texas 76102
(Address of principal executive offices) (Zip Code)

Registrant’s telephone number, including area code: (817) 665-5000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):
☐  Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐  Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐  Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐  Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.
On March 17, 2014, Quicksilver Resources Inc. (the “Company”), Quicksilver Resources Canada Inc. (“QRCI”), a wholly-owned subsidiary of the Company, Makarios Midstream Inc. (“MMI”), a wholly-owned subsidiary of the Company, Fortune Creek Gathering and Processing Partnership (“Fortune Creek”) and 0927530 B.C. Unlimited Liability Company (“Newco”), an affiliate of Kohlberg Kravis Roberts & Co. L.P., entered into a First Amending Agreement (the “Agreement”), dated as of March 13, 2014, which amends certain provisions of: (i) the Contribution Agreement made as of December 23, 2011 between QRCI, Fortune Creek and Newco, (ii) the Partnership Agreement for Fortune Creek made as of December 23, 2011 between MMI, a successor to QRCI, and Newco, (iii) the Gathering Agreement made as of December 23, 2011 between Fortune Creek and QRCI (the “Gathering Agreement”) and (iv) the Gas Processing Agreement made as of December 23, 2011 between Fortune Creek and QRCI. The Agreement, among other things, extends the ending date of QRCI’s remaining required capital spending under the Contribution Agreement to the earlier of June 30, 2016 or 12 months following consummation of a material transaction involving our assets in the Horn River basin of northeast British Columbia and broadens allowable spending by QRCI to include acquisitions of producing properties that utilize Fortune Creek assets. As part of the Agreement, MMI contributed C$28 million to Fortune Creek which was subsequently distributed to Newco and was applied against QRCI’s requirements under the Gathering Agreement resulting in reduced gathering fees paid by QRCI prospectively. Additionally, as a result of the Agreement, Newco is no longer required to fund the capital necessary for construction of a proposed gas treatment facility, but at its option, Newco may provide funding for any facility to be constructed by Fortune Creek, including the proposed gas treatment facility.

SIGNATURE
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUICKSILVER RESOURCES INC.

By:	/s/ John C. Regan
John C. Regan
Senior Vice President – Chief Financial Officer and Chief Accounting Officer

Date: March 21, 2014